Exhibit 99.1

November 20, 2009

Dear Shareholder:

When KBS Real Estate Investment Trust commenced its initial public offering in January 2006, we expected to conduct the first valuation of our shares three years after the completion of our offering stage, which would have been in January 2012. In February 2009, the Financial Industry Regulatory Authority (FINRA) issued FINRA Regulatory Notice 09-09 to broker dealers that sell the shares of non-traded REITs. This notice informs broker dealers that they may not report in a customer account statement an estimated value per share that is developed from data more than 18 months old, which in effect requires non-traded REITs to provide broker dealers with an estimated value per share of their common stock within 18 months of the completion of their offering stage. Although we did not anticipate completing the analysis and reporting an estimated value per share of our common stock so soon upon the close of our initial public offering, we are now tasked with reporting an estimated value per share of common stock by the end of November 2009.

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As a result, non-traded REITs and their sponsors have individually determined the methodologies they would use to determine their estimated values per share. Since the formation of the first KBS investment advisor in 1992, and the creation of the first KBS-advised investment fund on behalf of an institutional investor, KBS investment advisers have provided valuations of real estate investments on an annual basis. The traditional procedure and methodology has been to complete the analysis internally using market assumptions that have been incorporated into the investment business plans and provide valuations that may be used in year-end reporting for pension plans. During the last 17 years, KBS investment advisors have utilized a 10-year discounted cash flow analysis for valuations of real estate investments and this is the same methodology used for the valuation of KBS REIT’s real estate investments. For KBS REIT’s real estate loans receivable portfolio, KBS Capital Advisors utilized a discounted cash flow analysis over the remaining expected life of the loans. Upon completing the analysis, on November 20, 2009, we have calculated an estimated value per share of $7.17 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2009.

As noted in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2009, this estimated value per share may not reflect the amount that you would receive if you were to sell your shares or upon the liquidation of our assets. Please also see our Form 8-K for a full description of the methodologies used to value our assets and liabilities in connection with the calculation of the estimated value per share.

KBS REIT acquired its first investment on July 7, 2006 and completed its acquisition stage on November 25, 2008 after acquiring over $3.0 billion of assets consisting of a diversified portfolio of real estate and real estate related investments Although during the past 24 months market fundamentals have deteriorated along with the U.S. economy, resulting in increased vacancy rates throughout a majority of the U.S. office markets as well as a decline in lease rates, we continue to be pleased with the strong leasing and occupancy level of KBS REIT’s portfolio. This is indicative of the quality of the assets in the portfolio, the strength and quality of the tenants in the buildings as well as the exceptional asset management team at KBS Capital Advisors, which is responsible for the operations of the portfolio.

The estimated value per share is an indication of the current market fundamentals of the U.S. commercial real estate market as well as the severely negative impact of the current lack of credit in the financial markets. Despite these economic conditions, we will execute the business plans for each of our investments in a manner that will maximize performance and give us the best opportunity to achieve or exceed the performance projected for each of these assets at the time of acquisition. We will continue to work hard at managing these assets and will time asset sales in a manner that we believe is best for achieving our targeted returns.

We appreciate your confidence and support in our efforts as we strive to continue to outperform in the current challenging market.

Very truly yours,

Charles J. Schreiber, Jr.

Chairman of the Board,

Chief Executive Officer and Director